VONTOBEL FUNDS, INC.
               1500 Forest Avenue, Suite 223, Richmond, Va. 23229
                804-285-8211 * 800-527-9500 * 804-285-8251 (fax)



VIA EDGAR



December 27, 1999



Filing Desk
U.S. Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:  Vontobel Funds, Inc.
          File Number 2-78931
          Filing Pursuant to Rule 497(e)

Gentlemen:

     Transmitted herewith for electronic filing, please find enclosed, pursuant to Rule 497(e) a copy of the Supplements to the Prospectus and Statement of Additional Information for Vontobel Funds, Inc. These supplements affect only the Vontobel Emerging Markets Equity Fund.

     These Supplements dated December 27, 1999 to the Prospectus dated August 30, 1999 and the Statement of Additional Information dated August 30, 1999 advise shareholders of Vontobel Funds, Inc. of the name change for the Vontobel Emerging Markets Equity Fund (the "Fund"). The new name for this Fund is the Vontobel U.S. Equity Fund. The investment objctive for the Fund will remain the same, but the policies and strategies designed to achieve the objective will change.

     Should you have any questions or require additional information, please contact the undersigned.

Sincerely,



/s/ Darryl S. Peay
Darryl S. Peay
Assistant Secretary